SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. ___)

                           DSA Financial Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  23331W 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 1, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed

     [ ]     Rule 13d-1(b)
     [x]     Rule 13d-1(c)
     [ ]     Rule 13d-1(d)

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

___________________                                            _________________
CUSIP No. 23331W101                                            Page 2 of 7 Pages
________________________________________________________________________________

1)  Names of Reporting Persons....................................Dennis Richter
    I.R.S. Identification Nos. of Above Persons (entities only)...Not Applicable

________________________________________________________________________________

2) Check the appropriate box if a Member of a Group (See instructions)
    (a) [ X]
    (b) [  ]
________________________________________________________________________________

3) SEC use only.................................................................
________________________________________________________________________________

4) Citizenship or Place of Organization......................................USA
________________________________________________________________________________

Number of         (5)      Sole Voting Power..............................12,849
Shares            ______________________________________________________________
Beneficially      (6)      Shared Voting Power.................................0
Owned by          ______________________________________________________________
Each Reporting    (7)      Sole Dispositive Power.........................12,849
Person            ______________________________________________________________
With              (8)      Shared Dispositive Power............................0
________________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person...........12,849
________________________________________________________________________________

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares........[  ]
________________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9.........................0.8%
________________________________________________________________________________

12) Type of Reporting Person (See Instructions)...............................IN
________________________________________________________________________________

___________________                                            _________________
CUSIP No. 23331W101                                            Page 3 of 7 Pages
________________________________________________________________________________

1) Names of Reporting Persons..................................Sandra L. Richter
   I.R.S. Identification Nos. of Above Persons (entities only)....Not Applicable
________________________________________________________________________________

5) Check the appropriate box if a Member of a Group (See instructions)
   (a) [ X]
   (b) [  ]
________________________________________________________________________________

6) SEC use only.................................................................
________________________________________________________________________________

7) Citizenship or Place of Organization......................................USA
________________________________________________________________________________

Number of         (5)      Sole Voting Power...............................1,065
Shares            ______________________________________________________________
Beneficially      (6)      Shared Voting Power.................................0
Owned by          ______________________________________________________________
Each Reporting    (7)      Sole Dispositive Power..........................1,065
Person            ______________________________________________________________
With              (8)      Shared Dispositive Power............................0
________________________________________________________________________________

10) Aggregate Amount Beneficially Owned by Each Reporting Person...........1,065
________________________________________________________________________________

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares........[  ]
________________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9.........................0.1%
________________________________________________________________________________

12) Type of Reporting Person (See Instructions)...............................IN
________________________________________________________________________________

___________________                                            _________________
CUSIP No. 23331W101                                            Page 4 of 7 Pages
________________________________________________________________________________

1) Names of Reporting Persons.....................HDR Family Limited Partnership
   I.R.S. Identification Nos. of Above Persons (entities only)........35-2207030
________________________________________________________________________________
8) Check the appropriate box if a Member of a Group (See instructions)
   (a) [ X]
   (b) [  ]
________________________________________________________________________________

9) SEC use only.................................................................
________________________________________________________________________________

10) Citizenship or Place of Organization.....................................USA
________________________________________________________________________________

Number of         (5)      Sole Voting Power..............................39,954
Shares            ______________________________________________________________
Beneficially      (6)      Shared Voting Power.................................0
Owned by          ______________________________________________________________
Each Reporting    (7)      Sole Dispositive Power.........................39,954
Person            ______________________________________________________________
With              (8)      Shared Dispositive Power............................0
________________________________________________________________________________

11) Aggregate Amount Beneficially Owned by Each Reporting Person..........39,954
________________________________________________________________________________

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares........[  ]
________________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9.........................2.4%
________________________________________________________________________________

12) Type of Reporting Person (See Instructions)...............................PN
________________________________________________________________________________

___________________                                            _________________
CUSIP No. 23331W101                                            Page 5 of 7 Pages
________________________________________________________________________________

1) Names of Reporting Persons...............Richter Family Limited Partnership I
   I.R.S. Identification Nos. of Above Persons (entities only)........35-1935289
________________________________________________________________________________

11) Check the appropriate box if a Member of a Group (See instructions)
    (a) [ X]
    (b) [  ]
________________________________________________________________________________

12) SEC use only................................................................
________________________________________________________________________________

13) Citizenship or Place of Organization.....................................USA
________________________________________________________________________________

Number of         (5)      Sole Voting Power...................................0
Shares            ______________________________________________________________
Beneficially      (6)      Shared Voting Power............................54,086
Owned by          ______________________________________________________________
Each Reporting    (7)      Sole Dispositive Power..............................0
Person            ______________________________________________________________
With              (8)      Shared Dispositive Power.......................54,086
________________________________________________________________________________

12) Aggregate Amount Beneficially Owned by Each Reporting Person..........54,086
________________________________________________________________________________

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares........[  ]
________________________________________________________________________________

11) Percent of Class Represented by Amount in Row 9.........................3.3%
________________________________________________________________________________

12) Type of Reporting Person (See Instructions)...............................PN
________________________________________________________________________________

___________________                                            _________________
CUSIP No. 23331W101                                            Page 6 of 7 Pages
___________________                                            _________________

Item 1(a) Name of Issuer: DSA Financial Corporation

Item 1(b) Address of Issuer's Principal Executive Offices: 118 Walnut Street, Lawrenceburg, IN 47025

Item 2(a) Name of Person Filing:    Dennis Richter
                                    Sandra L. Richter
                                    HDR Family Limited Partnership
                                    Richter Family Limited Partnership I

Item 2(b) Address of Principal Business Office or, if none, Residence: 118 Walnut Street, Lawrenceburg, IN 47025

Item 2(c) Citizenship: USA

Item 2(d) Title of Class of Securities: Common Stock

Item 2(e) CUSIP Number: 23331W 10 1

Item 3:   Not applicable

Item 4:   Ownership

       (a) Amount beneficially owned....................................107,954
       (b) Percent of class.................................................6.6%
       (c) Number of shares as to which the person has:
           (i)   Sole power to vote or to direct the vote................53,868
           (ii)  Shared power to vote or to direct the vote..............54,086
           (iii) Sole power to dispose or to direct the disposition of ..53,868
           (iv)  Shared power to dispose or to direct the disposition of.54,086

Item 5:   Ownership of Five Percent or Less of a Class. Not applicable.

Item 6: Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7: Identification and Classification of the Subsidiary that Acquired Securities Being Reported On. Not applicable.

Item 8: Identification and Classification of Members of the Group. See exhibit 99 for a list of the members of the Group identified with respect to this Schedule 13G.

Item 9:   Notice of Dissolution of Group. Not applicable.

___________________                                            _________________
CUSIP No. 23331W101                                            Page 7 of 7 Pages
___________________                                            _________________

Item 10:      Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 20, 2005


/s/ Dennis Richter
_________________________________________________
Dennis Richter, individually, and as General
Partner of the HDR Family Limited Partnership and
Richter Family Limited Partnership I


/s/ Sandra L. Richter
________________________________________________
Sandra L. Richter